Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights”, “Senior Securities and Other Financial Leverage” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-2) (Amendment No. 21 to File No. 811-21982) of Guggenheim Strategic Opportunities Fund of our report dated July 31, 2017 on the financial statements and financial highlights of Guggenheim Strategic Opportunities Fund included in the May 31, 2017 Annual Report to Shareholders.

/s/ Ernst & Young LLP

Tysons, Virginia
December 1, 2017